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                                                                     EXHIBIT 2.5




                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the 3rd day of June, 1996, is by and among Dynamex Inc., a Delaware corporation ("Purchaser"); SEI Acquisition Corp., an Ohio corporation ("Merger Corp. 1"); NCI Acquisition Corp., an Ohio corporation ("Merger Corp. 2"); Seidel Enterprises, Inc., an Ohio corporation ("Seidel"); Now Courier, Inc., an Ohio corporation ("Now Courier"); and Edward F. Seidel, Jr., the sole shareholder of Seidel and Now Courier (the "Shareholder," and together with Seidel and Now Courier, the "Sellers").

                              W I T N E S S E T H:

         WHEREAS, Seidel and Now Courier (together the "Companies") are engaged in the ground courier messenger business (the "Business") under the trade name "Seidel Delivery;" and

         WHEREAS, the Shareholder owns all of the capital stock of Seidel and Now Courier (the "Shares"); and

         WHEREAS, Merger Corp. 1 and Merger Corp. 2 (together "Merger Corp.") desire to merge with and into Seidel and Now Courier, respectively; and

         WHEREAS, the Companies desire to enter into such merger transaction;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       THE MERGER

         1.1 MERGER. In accordance with the provisions of the business corporation laws of the State of Ohio at the Effective Date (as hereinafter defined), (i) Merger Corp. 1 shall be merged into Seidel, (ii) Merger Corp. 2 shall be merged into Now Courier (such transactions being individually referred to herein as a "Merger" and collectively as the "Mergers"), and Seidel and Now Courier shall be the surviving corporations (the "Surviving Corporations") and as such shall continue to be governed by the laws of the State of Ohio. It is intended that the Mergers shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and shall have the following attributes:

                 (a) CONTINUING OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of Merger Corp., with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and
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         unimpaired by the Mergers, and the corporate existence and identity of
         Merger Corp., with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Companies, and the Surviving Corporations shall be vested fully therewith and the separate corporate existence and identity of Merger Corp. shall thereafter cease except to the extent continued by statute.

                 (b) EFFECTIVE DATE. The Mergers shall become effective upon the issuance of a certificate of merger (the "Effective Date") by the Secretary of State of the State of Ohio subsequent to the filing on the Closing Date (as defined herein) of Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the Ohio General Corporation Law.

                 (c) CORPORATE GOVERNMENT. The Articles of Organization of the Companies as in effect on the Effective Date, shall continue in full force and effect and shall be the Articles of Organization of the Surviving Corporation. The Bylaws of the Companies, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation. The members of the Board of Directors and the officers of the Surviving Corporations shall be the persons holding such offices in Merger Corp. as of the Effective Date.

                 (d) RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporations shall have the following rights and obligations: (i) the Surviving Corporations shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Ohio; (ii) the Surviving Corporations shall possess all of the rights, privileges, immunities and franchises, of either a public or private nature, of the Companies and Merger Corp. and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to the Companies and Merger Corp. shall be taken and deemed to be transferred or invested in the Surviving Corporations without further act or deed; and (iii) at the Effective Date, the Surviving Corporations shall thenceforth be responsible and liable for all liabilities and obligations of the Companies and the Merger Corp. and any claim existing or action or proceeding pending by or against the Merger Corp. or the Companies may be prosecuted as if the Mergers had not occurred, or the Surviving Corporations may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Companies or Merger Corp. shall be impaired by the Merger.

                 (e)      CONVERSION OF SHARES.  Upon the occurrence of the
         Mergers: (i) the shares of capital stock of the Companies outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the Shareholder, be converted (in the aggregate) into the right to receive the purchase price set forth in Section 2.1 hereof (allocated between Seidel and Now Courier as mutually acceptable to the Purchaser and the Shareholder); and (ii) each share of




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         capital stock of Merger Corp. 1 and Merger Corp. 2 which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one newly issued share of capital stock of Seidel and Now Courier, respectively.

         1.2 NON-COMPETITION AGREEMENT. At the Closing, Purchaser and the Shareholder shall enter into a confidentiality and non-competition agreement in the form of Exhibit A hereto (the "Non-Competition Agreement").

         1.3 EMPLOYMENT AGREEMENT. At the Closing, Purchaser and the Shareholder shall enter into an employment agreement in the form of Exhibit B hereto (the "Employment Agreement").

         1.4 RELEASE - CONFIDENTIALITY AGREEMENT. Prior to the Closing, the Shareholder shall provide to Purchaser a release of its rights and Purchaser's obligations under that certain confidentiality agreement dated February 9, 1996 (the "Confidentiality Agreement"), between the Companies, Drayage Services, Inc., and Purchaser to the extent necessary to permit the consummation of the transactions contemplated hereby.

         1.5     ASSETS OF THE COMPANIES; EXCLUDED ASSETS AND EXCLUDED
LIABILITIES.

                 (a) At the time of the Closing, the assets owned by the Companies (the "Assets") will consist of all tangible and intangible assets of the Companies that relate to the Business, including but not limited to all accounts receivable, cash and cash equivalents, prepaid expenses, fixed assets, inventory and supplies, leases and leasehold improvements, customer lists, trademarks, tradenames, software programs and contract rights.

                 (b) Notwithstanding anything to the contrary in this Agreement, the assets designated as excluded assets on Schedule 1 attached hereto and made a part hereof (the "Excluded Assets") and the liabilities designated as excluded liabilities on Schedule 2 attached hereto and made a part hereof (the "Excluded Liabilities") shall not be owned or owed, respectively, by the Companies at the time of the Closing.

2.       CONSIDERATION; CLOSING

         2.1 THE PURCHASE PRICE FOR THE SHARES. The consideration to be received by the Shareholder in exchange for the Shares shall be the following:

                 (a) $332,500.00 payable in cash at the Closing by wire transfer to an account specified by the Shareholder; and

                 (b) that number of shares (the "Dynamex Shares") of the common stock, $.01 par value, of Purchaser (the "Dynamex Common Stock"), having an aggregate share





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         price equal to $332,500.00, based upon the price at which such shares are initially offered to the public in the "Offering" (as defined herein).

         2.2 TIME OF CLOSING. A closing (the "Closing") for the sale and purchase of the Shares shall be held at 9:00 a.m., Dallas, Texas time, on the date (the "Closing Date") on which the Offering has been consummated, at the law offices of Crouch & Hallett, L.L.P. located at 717 N. Harwood, Suite 1400, Dallas, Texas, or at such other place or places and/or time as may be agreed upon by the parties.

         2.3 CLOSING PROCEDURE. At the Closing, the Shareholder shall deliver to Purchaser stock certificates duly endorsed to Purchaser and representing the Shares, in form sufficient to vest record and beneficial title
fully in Purchaser to the Shares.   Purchaser shall issue and deliver to the
Shareholder the cash purchase price and the Dynamex Shares as described in
Section 2.1 above. The Purchaser and the Shareholder will execute and deliver the Non-Competition Agreement and the Employment Agreement. In addition, Purchaser and the Shareholder and his spouse will enter into the Lease (as defined in Section 6.5 hereof). Each party will cause to be prepared, executed and delivered Certificates of Merger to be filed with the Secretary of State of Ohio, all other documents required to be delivered by such party pursuant to
Article 8 hereof and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         2.4     POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                 (a) No later than 30 days after the Closing Date, Purchaser shall prepare and deliver to the Shareholder an unaudited consolidated balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles consistently applied used to prepare the Companies Financial Statements (as defined). The Purchaser shall promptly make available to Shareholder and its accountants all work papers and other pertinent information used in connection therewith.

                 (b) Within 30 days after the Closing Balance Sheet is delivered to the Shareholder pursuant to subsection (a) above, the Shareholder shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgment accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by the Shareholder to deliver the Objection Report within the required 30 day period shall constitute his acceptance of the calculations set forth in the Closing Balance Sheet.

                 (c) During a period of 20 days following the receipt by Purchaser of an Objection Report, the Shareholder and Purchaser shall attempt to resolve any differences





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         they may have with respect to the matters raised in the Objection
         Report. In the event the Shareholder and Purchaser fail to agree on any of the Shareholder's proposed adjustments contained in the Objection Report within such 20 day period, then the parties will request that the Columbus, Ohio office of KPMG Peat Marwick, certified public accountants ("Independent Auditors"), make the final determination with respect to the correctness of the proposed adjustments in the Objection Report in light of the terms and provisions of this Agreement. Each of the parties hereto represents and warrants that such party has not engaged the Independent Auditors and that the Independent Auditors are not affiliated with such party, and such party further agrees not to engage the Independent Auditors until such time as any post-closing price adjustment has been determined. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by the Shareholder and the Purchaser.

                 (d) If, after finalization of the Closing Balance Sheet (which shall be deemed to mean either the acceptance by the Shareholder of the Closing Balance Sheet in accordance with Section 2.4(b) above or, if the Shareholder delivers an Objection Report, upon receipt by Purchaser and Shareholder of the written final determination rendered pursuant to Section 2.4(c) concerning the resolution of the matters raised in the Objection Report pursuant to
         Section 2.4(c) above), the Adjusted Working Capital (as defined herein) of the Companies as set forth on the Closing Balance Sheet is less than $150,000, then the Purchase Price shall be immediately adjusted, effective as of the Closing Date, by the amount of such deficiency in the Adjusted Working Capital. If, on the other hand, the Adjusted Working Capital set forth on the Closing Balance Sheet (after its finalization) is greater than $150,000, the Purchase Price shall be immediately adjusted, effective as of the Closing Date, by the amount of such excess in the Adjusted Working Capital. Such adjustment shall be payable to the Shareholder or Purchaser (as appropriate) in the form of cash or shares of the Dynamex Stock, as mutually agreed upon by such parties. For purposes of this Agreement, "Adjusted Working Capital" shall mean the combined current assets less combined current liabilities of the Companies, computed in accordance with generally accepted accounting principles consistently applied but after giving effect to the exclusion of the Excluded Assets and Excluded Liabilities. The parties agree that the purpose of this
         Section 2.4 is to insure that as of the time of Closing the Adjusted Working Capital of the Companies is equal to $150,000.

3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANIES

         The Shareholder and the Companies hereby represent and warrant to Purchaser that, except as qualified by the Disclosure Schedule attached as
Schedule 3 hereto and made a part hereof (the "Sellers' Disclosure Schedule"):

         3.1 ORGANIZATION; GOOD STANDING. Each of the Companies is a corporation, duly incorporated, validly existing and in good standing under the laws of its incorporation and has





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all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as currently conducted. The Companies have no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity. Each of the Companies is duly qualified and licensed to do business and is in good standing in all jurisdictions where such qualification is required, a list of which is set forth on the Sellers' Disclosure Schedule.

         3.2 DUE AUTHORIZATION; EXECUTION AND DELIVERY. The Shareholder has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally. Neither the execution and delivery by the Shareholder of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or result in a breach of the articles of incorporation or bylaws of either of the Companies, (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, which violation, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business or operations of the Companies or Purchaser's ownership of the Shares, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any lien on the Shares or any of the properties or assets of the Companies pursuant to any material agreement, indenture, mortgage or other instrument to which the Shareholder or the Companies is a party or by which their assets may be bound or affected.

         3.3 GOVERNMENTAL CONSENTS. No approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in the Sellers' Disclosure Schedule, no approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Sellers of this Agreement and the consummation of the transactions contemplated hereby.

         3.4 TRANSACTIONS WITH AFFILIATES. At the time of the Closing, none of the Companies' shareholders, officers, employees or directors or any of foregoing persons' Affiliates (as defined herein) will have any interest in or will own any property or right used principally in the conduct of the Business, except for the ownership of the Real Property (as defined herein) that will be leased to the Purchaser as provided in Section 6.5 hereof. The term "Affiliate" shall mean the Shareholder or any of the Companies' officers, employees and directors, any partner of any such person, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of any such person, or any corporation, partnership, trust or other entity in which any such person or any such family member has a substantial interest or is a director, officer, partner or trustee.





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         3.5     TITLE TO ASSETS.  Each of the Companies is the sole and
exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Assets (other than the Excluded Assets) that it purports to own, free and clear of liens, claims and encumbrances except (i) liens, claims and encumbrances to be released at Closing, (ii) liens which are a matter of public record and (iii) liens for taxes not yet payable. At the Closing, the Assets to be indirectly acquired by Purchaser through its ownership of the Shares shall include, by way of example and not of limitation, the following (to the extent owned by the Companies):

                 (a) accounts, notes receivable and items of prepaid expense relating to the Companies' operations;

                 (b) fixtures, equipment, tools, inventories of supplies, spare parts, furniture, office equipment and other tangible assets and property used in business operations;

                 (c) rights under agreements and contracts entered into by the Companies in the ordinary course of their operations;

                 (d)      tradenames, trademarks, and service marks;

                 (e) all books and records related to the Companies, the Assets or the operation of the Business, including all financial, accounting and tax records, computer data and programs, and records and all correspondence with and documents pertaining to suppliers, governmental authorities and other third parties;

                 (f)      client records; and

                 (g) state and regulatory licenses as required to conduct the Business.

As of the Closing, the Assets will consist of all tangible and intangible assets of the Companies relating to the Business, including but not limited to accounts receivable, cash and cash equivalents, prepaid expenses, fixed assets, inventory and supplies, leases and leasehold improvements, customer lists, trademarks, trade names, software programs and contract rights.

         3.6     REAL ESTATE.

                 (a) Other than the real property located at 540 Bimini Drive, Sandusky, Ohio and 754-756 Bank Street, Columbus, Ohio (collectively, the "Real Property"), the Companies do not own and have never owned any real property. The Companies do not own any part of or have any interest in the Real Property as of the date hereof. With respect to the property located at 2475 Scioto Harper Drive, Columbus, Ohio, a portion of which is subject to the Lease (as defined herein) (the "Leased Property"), (i) applicable zoning ordinances permit the operation of the Business at the Leased Property, (ii) each of the Companies has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to





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         operate the Business, (iii) the Leased Property is not located within a flood or lakeshore erosion hazard area, and (iv) neither the whole nor any portion of the Leased Property has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise affect the Leased Property.

                 (b) The Companies have received no notice of, and have no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Leased Property.

                 (c) The Companies have received no notice of, and have no actual knowledge of, any hazardous or toxic material (as hereinafter defined) existing in any structure located on, or existing on or under the surface of, any of the Real Property or Leased Property which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean any waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall included the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

         3.7     CONDITION OF ASSETS.

                 (a) All of the fixed assets of the Companies viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which they are intended, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof. The fixed assets of the Companies as of the date hereof are set forth on the Sellers' Disclosure Schedule. The Companies have in force such insurance of their properties and operations as is set forth on the Sellers' Disclosure Schedule.

                 (b) The accounts receivable of the Companies as set forth in the Companies Financial Statements (as defined in Section 3.14) arising since the date thereof (i) have been incurred in the ordinary course of business, (ii) have arisen solely out of the bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice, (iii) to the actual knowledge of the Shareholder, are not subject to valid defenses, set-offs or counterclaims, and (iv) are collectible within 90 days after billing at the full recorded amount thereof less a reasonable allowance for collection losses.





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         3.8     GOVERNMENTAL LICENSES.  The Sellers' Disclosure Schedule lists and accurately describes all licenses, permits, orders, approvals, authorizations and filings issued to the Companies by a governmental or regulatory authority in connection with the lawful ownership and operation of the Companies' businesses (the "Governmental Licenses"), except where the failure to hold such Governmental Licenses would not have a material adverse effect on the Companies. The Companies have furnished to Purchaser true and accurate copies of all such Governmental Licenses, and each Governmental
License is in full force and effect and is valid under applicable federal, state and local laws.

         3.9 TAXES. All tax reports and returns relating to the Companies' assets and operations (including sales, use, income, property, franchise and employment taxes) due on or before the date of this Agreement have been filed with the appropriate federal, state and local governmental agencies, and the Companies have paid all taxes, penalties, interest, deficiencies, assessments or other charges due as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). There are no examinations or audits pending or unresolved examinations or audit issues with respect to the Companies' federal, state or local tax returns. All additional taxes, if any, assessed as a result of such examinations or audits have been paid. There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against the Companies. The Companies have delivered to the Purchaser true, accurate and complete copies of all tax returns and filings made by them in the last three years and any related correspondence from the Companies, the Shareholder or applicable taxing authority relating to such returns and filings.

         3.10 LITIGATION. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise, of which the Sellers have actual knowledge that is pending or threatened against or affecting the Companies which, if adversely determined, might materially and adversely affect the business, operations, properties, assets or conditions (financial or otherwise) of the Companies or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

         3.11 REPORTS AND GOVERNMENTAL COMPLIANCE. The Companies have duly filed all reports required to be filed by law or applicable rule, regulation, order, writ or decree of any court, governmental commission, body or instrumentality and have made payment of all charges and other payments, if any, shown by such reports to be due and payable.

         3.12 EMPLOYEE BENEFIT PLANS; LABOR CONTROVERSIES. The Sellers' Disclosure Schedule sets forth all liabilities of the Companies under ERISA or similar laws with respect to employee benefit plans. There are no labor disputes of a material nature pending between the Companies, on the one hand, and any of their respective employees, on the other hand, and there are no known organizational efforts presently being made involving any of such employees. The Companies have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the





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payment of social security and other taxes, and are not liable for any material arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. The Sellers' Disclosure Schedule sets forth the estimated accrued vacation, sick and personal days or other related obligations as of the Closing Date ("Benefit Days") owing to or accrued for the benefit of the employees of the Companies.

         3.13 CAPITALIZATION. All of the issued and outstanding shares of the capital stock of the Companies have been duly authorized and validly issued and are fully paid and nonassessable, and (as of the date hereof and the Closing) will be owned of record and beneficially by the Shareholder. There are no shares of capital stock of the Companies held in their treasury. There is no outstanding subscription, contract, option, warrant, call or other right obligating either of the Companies to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Companies. The Shareholder is the lawful, sole and beneficial owner of the Shares as reflected on the Sellers' Disclosure Schedule, free and clear of all liens, claims and encumbrances of every kind, and, at the Closing by virtue of the Merger, the Shareholder will convey to Purchaser good and indefeasible title to the Shares.

         3.14    FINANCIAL STATEMENTS AND RECORDS OF THE COMPANIES.

                 (a) The Companies have delivered to Purchaser true, correct and complete copies of the following financial statements (the "Companies Financial Statements"): (i) the balance sheet (the "1995 Balance Sheet") of the Companies as of December 31, 1995, and (ii) the related statements of income and changes in shareholder's equity for the year then ended, accompanied by the report of Deloitte & Touche LLP with respect thereto.

                 (b) The Companies Financial Statements present fairly the assets, liabilities and financial position of the Companies as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods, except year-end adjustments consisting of normal accruals (the net effect of which adjustments are not material) with respect to the interim financial statements. The books and records of the Companies have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects and present fairly in all material respects the basis for the financial position and results of operations of the Companies set forth in the Companies Financial Statements.

                 (c) The Shareholder has previously provided the Purchaser with certain adjustments to the historical operating results of the Companies. These adjustments represent certain costs and expenses which were unique to the Companies as they were operated by the Shareholder. To the best of his knowledge and belief, the Shareholder





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         represents that these costs and expenses will not be ongoing costs of the Companies subsequent to the Closing, except as to amounts that are immaterial.

         3.15 ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, neither of the Companies has (i) suffered any change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have had a material adverse effect on each such Company, (ii) acquired or disposed of any asset, or incurred, assumed, guaranteed or endorsed any liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or in connection with the transactions contemplated by this Agreement, (iii) entered into or terminated any Material Contract (as hereinafter defined), or agreed or made any material changes in any Material Contract, other than renewals and extensions thereof in the ordinary course of business, (iv) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, other than as set forth on the Sellers' Disclosure Schedule, (v) entered into any collective bargaining, employment, consulting, compensation or similar agreement with any person or group or (vi) entered into, adopted or amended any employee benefit plan. At all times from the date of this Agreement through the Closing Date, the Sellers will cause the Companies to be operated in the ordinary course of business, except for such changes as are contemplated by this Agreement.

         3.16 MATERIAL UNDISCLOSED LIABILITIES. Other than as set forth on the Companies Financial Statements, there are no liabilities or obligations of the Companies of a nature required to be disclosed on financial statements prepared in accordance with generally accepted accounting principles consistently applied.

         3.17 CONTRACTS AND AGREEMENTS. The Sellers' Disclosure Schedule contains a list, complete and accurate in all material respects, of all of the following categories of contracts and agreements to which either of the Companies is bound at the date hereof: (i) employee benefit plans, employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by either of the Companies in excess of $25,000 or which have a remaining term in excess of one year, (iii) insurance policies, and (iv) other contracts not made in the ordinary course of business (collectively the "Material Contracts"). Neither Company is in default with respect to any of the Material Contracts.

         3.18 TRADE PAYABLES. The trade payables of the Companies have arisen in the ordinary course of their business and are consistent (in both amount and type) with past practices. All outstanding trade payables as of the date hereof and as of the Closing Date relate to invoices that have been billed to the Companies no more than 30 days from such date.

         3.19 COMPLETENESS OF DISCLOSURE. No representation or warranty by the Companies or the Shareholder in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         3.20 FINDERS AND BROKERS. No person has as a result of any agreement or action of the Companies or the Shareholder any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.21    PROSPECTUS FOR DYNAMEX SHARES.  The Shareholder acknowledges
(i) receipt of the preliminary prospectus and the Registration Statement on Forms S-1 filed as of the date hereof with the Securities and Exchange Commission in connection with the initial public offering (the "Offering") of shares of the Dynamex Common Stock and (ii) the opportunity to ask questions of and receive answers from representatives of the management of Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain all additional information that Purchaser possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to the Shareholder.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of Purchaser, Merger Corp. 1 and Merger Corp. 2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

         4.2 DUE AUTHORIZATION. Each of Purchaser, Merger Corp. 1 and Merger Corp. 2 has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement, the Non-Competition Agreement, the Employment Agreement and the Lease and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, Merger Corp. 1 and Merger Corp. 2. This Agreement has been duly executed and delivered by Purchaser, Merger Corp. 1 and Merger Corp. 2 and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with their respective terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

         4.3 EXECUTION AND DELIVERY. The execution and delivery by Purchaser, Merger Corp. 1, and Merger Corp. 2 of this Agreement, and the execution and delivery by Purchaser of the Non-Competition Agreement, the Employment Agreement and the Lease, and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a breach of the certificate of articles of incorporation or bylaws of Purchaser, Merger Corp. 1 or Merger Corp. 2, (ii) violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which any of Purchaser, Merger Corp. 1 or Merger Corp. 2 is a party or by which it is bound or affected.

         4.4 CAPITALIZATION. On the Closing Date, all of the Dynamex Shares shall be duly authorized and validly issued and fully paid and nonassessable, and all required regulatory approvals pertaining to the Offering shall have been obtained. The Dynamex Shares shall be transferred to the Shareholder free and clear of any lien, privilege, pledge, option or other encumbrance, other than the restrictions on the transfer of such shares imposed by the Underwriters of the Offering (as set forth in Section 5.2 hereof) or under federal and state securities laws.

         4.5 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser directly with the Shareholder and the Companies. No person has as a result of any agreement or action of the Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.       DYNAMEX OFFERING

         5.1     RESALE REGISTRATION.

                 (a) No more than 30 days after the Closing Date, Purchaser shall cause a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission, and the Registration Statement shall include the public reoffering or resale of the Dynamex Shares by the Shareholder. It is the intention of the parties hereto that the registration rights described in this Section 5.1 shall be a one-time right.

                 (b) Purchaser shall cause the Registration Statement to remain effective so that such shares may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the Securities Act of 1933, as same may be amended (the "Securities Act"), until the earlier of (A) two years after the Closing Date (or such earlier or later date, should the general holding period requirement of Rule 144 under the Securities Act or any successor rule be revised), (B) such date as, in the opinion of counsel for Purchaser, the sale of the Dynamex Shares is exempt from the registration provisions of the Securities Act and the securities laws of the states in which the Dynamex Shares are to be sold or transferred, or (C) such time as all of the Dynamex Shares have been sold in the manner described in the Registration Statement.

                 (c) Purchaser may, by written notice to the holders of the Dynamex Shares, suspend or withdraw the Registration Statement and require that the holders of the Dynamex Shares cease sales of the Dynamex Shares thereunder, if (i) the Registration Statement is required to be amended or supplemented or (ii) material corporate developments make the use of such Registration Statement inappropriate. Purchaser agrees to use its best reasonable efforts to file any required amendments or supplements to the Registration Statement or take such other actions so that the holders of Dynamex Shares may resume sales of the Dynamex Shares without undue delay. In the event the sale of Dynamex Shares must be suspended as set forth hereinabove, the number of days such sales are suspended shall be added to the period specified in Section 5.1(b) hereof.

                 (d) Purchaser agrees to furnish to the Shareholder, as soon as available, copies of all amendments and supplements to the Registration Statement and the final prospectus prepared in connection with this Section 5.1, all in such quantities as the Shareholder may reasonably request.

                 (e) Purchaser shall bear all expenses of each Registration Statement filed pursuant to this Agreement, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for Purchaser, but which shall not include any selling commissions or underwriting discounts or stock transfer taxes relating to the Dynamex Shares or the fees and expense of counsel to the Shareholder.

                 (f) Purchaser will file a listing application with the Nasdaq National Market to approve for listing, subject to official notice of issuance, the shares of the Common Stock of Purchaser to be registered under the Registration Statement, including the Dynamex Shares. Purchaser shall use its reasonable efforts to cause such shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

         5.2     LOCK UP AGREEMENT.

                 (a) In order to induce the Underwriters of the Offering to enter into and consummate the transactions contemplated by the Offering, the Shareholder agrees that for a period of 180 days after the closing of the Offering, he will not sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of directly or indirectly, any of the Dynamex Shares or any security substantially similar to the Dynamex Shares or any securities convertible into, exercisable for or exchangeable for common stock or securities substantially similar to the Dynamex Shares without the prior written consent of the representatives of the Underwriters of the Offering.

                 (b) Section 5.2(a) above and the rights, obligations, duties and benefits thereunder are intended for the parties hereto and the Underwriters of the Offering, and no other person or entity shall have any rights, obligations, duties and benefits pursuant thereto.

         5.3     INDEMNIFICATION WITH RESPECT TO SECURITIES LAWS.

                 (a) Purchaser shall defend, indemnify and hold harmless (to the extent permitted by law) the Shareholder against all losses, claims, damages or liabilities which arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any registration statement (including any post-effective amendment thereto), prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Purchaser by the Shareholder for use therein or by the failure of the Shareholder to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after Purchaser has furnished the Shareholder with a sufficient number of copies of the same.

                 (b) The Shareholder shall defend, indemnify and hold harmless (to the extent permitted by law) Purchaser, its directors and officers and each person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities and Exchange Act of 1934) against any losses, claims, damages, liabilities and expenses which arise out of or are based upon any untrue or alleged omission of a material fact required to be stated in the Registration Statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished by the Shareholder for inclusion in the Registration Statement.

         5.4 COOPERATION. The Sellers shall cooperate with Purchaser and cause all of the management of the Companies to cooperate with Purchaser and its agents, representatives, counsel and underwriters, in preparing documentation required by the Offering, in the sale of securities pursuant to the Offering and in the closing of the Offering. The Sellers agree to notify the Purchaser immediately of any material adverse change in the Business or the Assets prior to the Closing Date.

6.       CERTAIN COVENANTS AND AGREEMENTS

         The Sellers, jointly and severally (subject to the provisions of Section 16.10 hereof), covenant and agree that, from and after the execution and delivery of this Agreement to and including the Closing Date (and thereafter as reflected below), they shall cause the Companies to comply with the covenants set forth below, and Purchaser covenants and agrees that it shall similarly comply with said covenants to the extent applicable to it.

         6.1 ACCESS. Upon reasonable notice, the Sellers will give to Purchaser and its counsel, accountants and other authorized representatives, full access during reasonable business hours to all of the Companies' properties, books, contracts, documents and records and shall furnish Purchaser with all such information concerning their affairs, including financial statements, as the other may reasonably request in order that Purchaser may have full opportunity to make such reasonable investigations as it shall desire for the purpose of verifying the performance of and compliance with the representations, warranties, covenants and the conditions contained herein or for other purposes reasonably related to the transactions contemplated hereby. The Sellers will take all action necessary to enable Purchaser, its counsel, accountants and other representatives to discuss the affairs, properties, business, operations and records of the Companies at such times and as often as the Purchaser may reasonably request with executives, independent accountants and counsel of the Companies and the Shareholder. In the event that the Closing does not occur and this Agreement is terminated, the Sellers, on the one hand, and Purchaser, on the other, shall (i) maintain the confidentiality of all information obtained from the other party in connection herewith, except for such information as is in the public domain, (ii) not use any such information so obtained to the detriment or competitive disadvantage of the other party, and (iii) promptly return copies of all books, records, contracts and any other documentation of the other delivered to such party pursuant to the transactions contemplated hereby. Each of the Sellers and Purchaser hereby agree that if the Closing does not occur, then the terms and provisions of this
Section 6.1 shall, to the extent they are inconsistent with the Confidentiality Agreement, be superseded by the terms and provisions of the Confidentiality Agreement.

         6.2 BEST EFFORTS. Each of the Sellers and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at their disposal to obtain all necessary consents and approvals of other persons and governmental authorities required to enable it to consummate the transactions contemplated by this Agreement. Each party shall make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in order to consummate the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other.

         6.3 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned and agreed to by the Companies and Purchaser; provided, however that any required public disclosures related to any regulatory or governmental filing or requirement may be made by Purchaser, after notice to the Shareholder, without the Shareholder's or the Companies' consent.

         6.4 ORDINARY COURSE OF BUSINESS. Except as contemplated by this Agreement, during the period from the execution and delivery of this Agreement through the Closing Date, the Companies shall (i) conduct their operations in the ordinary course of business consistent with past and current practices,
(ii) use reasonable best efforts to maintain and preserve intact their goodwill and business relationships, (iii) not enter into any agreement which involves the payment by the Companies of an aggregate amount exceeding $10,000, or which has a term exceeding one year or (iv) take any action which would cause any representation contained in Article 3 to be untrue as of the Closing Date.

         6.5 LEASE. The Shareholder and his spouse and Dynamex Operations East, Inc., a subsidiary of Purchaser, will enter into a lease (the "Lease") in the form of Exhibit C attached hereto regarding the lease of the Leased Property (as further described therein).

         6.6 COLLECTION OF ACCOUNTS RECEIVABLE. After the Closing Date, Purchaser shall cause the Companies to use their commercially reasonable best efforts consistent with the Companies' past practices to collect in a timely manner the full recorded amount of the Companies' accounts receivable. In addition, Purchaser agrees that it will not unreasonably interfere with the Companies' collection efforts of such receivables.

         6.7 INDEMNIFICATION OF GUARANTEED OBLIGATIONS. Purchaser acknowledges that the Shareholder has personally guaranteed the Companies' obligations under certain leases and certain indebtedness (other than the Excluded Liabilities) set forth on the 1995 Balance Sheet (such leases and obligations, excluding the Excluded Liabilities, being collectively referred to herein as the "Guaranteed Obligations"). True, accurate and complete copies of such Guaranteed Obligations and any amendments or modifications thereto have been delivered to Purchaser prior to the Closing Date. Purchaser agrees to indemnify and promptly reimburse the Shareholder for any expenses, costs and liabilities incurred by him after the Closing Date by reason of his guaranties of the Guaranteed Obligations.

7.       CONDITIONS TO PURCHASER'S CLOSING

         All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that Purchaser may, in its sole discretion, waive any or all of such conditions in whole or in part:

         7.1 REPRESENTATIONS, ETC. The Companies and the Shareholder shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by each of them at or prior to the Closing, and the representations and warranties of the Companies and the Shareholder contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         7.2 CONSENTS. All consents and approvals of governmental agencies, and from any other third parties required to consummate the transactions contemplated by this Agreement, shall have been obtained without material cost or other materially adverse consequence to Purchaser and shall be in full force and effect.

         7.3 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal, or (ii) making Purchaser or the Companies liable for the payment of a material amount of damages to any person.

         7.4 MATERIAL ADVERSE CHANGES. There shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of either of the Companies.

         7.5 CLOSING DELIVERIES. Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 9.1 hereof.

         7.6 RELEASE OF CONFIDENTIALITY AGREEMENT. Purchaser shall have received the release described in Section 1.4 hereof in form acceptable to it and its counsel.

         7.7     OFFERING.  Purchaser shall have consummated the Offering.

8.       CONDITIONS TO SELLERS' CLOSING

         All obligations of the Sellers under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, it being understood that the Sellers may, in their sole discretion, waive any or all of such conditions in whole or in part:

         8.1 REPRESENTATIONS, ETC. Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser at or prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

         8.2 NO ADVERSE LITIGATION. No order or preliminary or permanent injunction shall have been entered and no action, suit or other legal or administrative proceeding by any court or governmental authority, agency or other person shall be pending or threatened on the Closing Date which may have the effect of (i) making any of the transactions contemplated hereby illegal or
(ii) making the Sellers liable for the payment of a material amount of damages to any person.

         8.3 CLOSING DELIVERIES. The Sellers shall have received each of the documents or items required to be delivered to them pursuant to Section 9.2 hereof.

         8.4 OFFERING. Purchaser shall have consummated the Offering, and as a part thereof the Dynamex Common Stock shall have been approved for listing by the Nasdaq Stock Market, Inc.

9.       DOCUMENTS TO BE DELIVERED AT CLOSING

         9.1     TO PURCHASER.  At the Closing, there shall be delivered to
Purchaser:

                 (a) the Shares, together with duly executed stock powers, in form satisfactory to Purchaser and its counsel;

                 (b)      the Non-Competition Agreement;

                 (c)      the Employment Agreement;

                 (d)      the Lease;

                 (e) a certificate, signed by the chief executive officer of each of the Companies, as to the fulfillment of the conditions set forth in Sections 7.1 through 7.4 hereof and certifying the Bylaws and resolutions;

                 (f) opinion of counsel to the Companies and the Shareholder, dated as of the Closing Date, in form reasonably acceptable to Purchaser;

                 (g)      a copy of all consents and approvals referred to in
         Section 7.2 hereof;

                 (h) the corporate minute books and stock books of the Companies; and

                 (i)      all other items reasonably requested by Purchaser.

         9.2 TO THE SHAREHOLDER. At the Closing, there shall be delivered to the Shareholder:

                 (a) the Dynamex Shares and the cash portion of the purchase price as contemplated by Section 2.1 hereof;

                 (b) a certificate, signed by the President of Purchaser, as to the fulfillment of the conditions set forth in Sections 8.1 and
         8.2 hereof;

                 (c)      the Lease;

                 (d)      the Employment Agreement;

                 (e) an opinion of Purchaser's counsel, dated the Closing Date, in form reasonably acceptable to the Sellers; and

                 (f)      all other items reasonably requested by the Sellers.

10.      SURVIVAL

         All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period of eighteen months (provided, however, that the representations contained in Section 3.9 hereof shall survive until the statute of limitations with respect to tax matters expires; and provided further, that the representations contained in the last sentence of Section 3.13 hereof shall survive indefinitely). Notwithstanding anything to the contrary herein, any representations, warranties, covenants and agreements set forth in Section 3.9 hereof that are deemed to relate to the taxation of independent contractors of the Companies as employees shall survive the Closing for a period of eighteen months. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any certificate, exhibit, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

11.      INDEMNIFICATION OF THE SHAREHOLDER

         Purchaser shall indemnify and hold the Shareholder harmless from, against, for and in respect of any expenses, losses or liabilities ("Losses") resulting from:

                 (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholder because of the breach of any written representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement;

                 (b) any and all liabilities, obligations, claims and demands (other than the Excluded Liabilities) arising out of the ownership and operation of the Companies on and after the Closing Date, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholder contained in or made in connection with this Agreement; and

                 (c) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 11.

12.      INDEMNIFICATION OF PURCHASER

         The Shareholder shall indemnify and hold Purchaser harmless from, against, for and in respect of any Losses resulting from:

                 (a) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Purchaser because of the breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholder (as applicable) contained in or made in connection with this Agreement;

                 (b)      the Excluded Liabilities;

                 (c) any claims which arise out of or are based upon any express or implied representation, warranty, agreement or guarantee made by the Companies or alleged to have been made by the Companies or its employees and agents prior to the Closing Date;

                 (d) subject to the limitations set forth in Section 10 hereof, any federal, state or local income or other tax (A) payable with respect to the business, assets, properties or operations of the Companies or the Shareholder or any member of any affiliated group of which any of them is a member for any period prior to the Closing Date or (B) incident to or arising as a consequence of the negotiation or consummation by the Companies or the Shareholder or any member of any affiliated group of which any of them is a member of this Agreement and the transactions contemplated hereby;

                 (e) any liability or obligation under or in connection with the Excluded Assets;

                 (f) unless accrued on the Closing Balance Sheet, any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Companies, whether or not employed by Purchaser after the Closing or under any benefit arrangement with respect thereto; and

                 (g) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 12.

13.      GENERAL RULES REGARDING INDEMNIFICATION

                 (a) The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                          (i) The indemnified party shall give prompt written notice (which in no event shall exceed 20 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Section 11 or 12 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

                          (ii) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in
         Section 11 or 12 hereof, the action, suit or proceeding shall, upon the written acknowledgement by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding, in which event the indemnifying party shall not have the right to direct the defense of such action, suit or proceeding on behalf of the indemnified party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                          (iii) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                          (iv) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

                          (v) If any claims are made by third parties against an indemnified party for which an indemnifying party would be liable, and it appears likely that such claims might also be covered by the indemnified party's insurance policies, the indemnified party shall make a timely claim under such policies and to the extent that such party obtains any recovery from such insurance, such recovery shall be offset against any sums due from an indemnifying party (or shall be repaid by the indemnified party to the extent that an indemnifying party has already paid any such amounts). The parties acknowledge, however, that if an indemnified party is self-insured as to any matters, either directly or through an insurer which assesses retroactive premiums based on loss experience, then to the extent that the indemnified party bears the economic burden of any claims through self-insurance or retroactive premiums or insurance ratings, the indemnifying party's obligation shall only be reduced by any insurance recovery in excess of the amount paid or to be paid by the indemnified party in insurance premiums.

                          (vi) The Purchaser, on the one hand, and the Shareholder, on the other, shall not be obligated to indemnify the other as provided in Sections 11 through 13 hereof until the aggregate amount of the Losses incurred by the party seeking indemnification exceeds $15,000 in the aggregate.

                 (b) Except as herein expressly provided, the remedies provided in Sections 11 through 13 hereof shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto.

14.      FAILURE TO CLOSE BECAUSE OF DEFAULT

         In the event that the Closing is not consummated by virtue of a material default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained ("Default"), the parties shall have and retain all of the rights afforded them at law or in equity by reason of that Default. In addition, the Sellers and Purchaser acknowledge that the Shares and the transactions contemplated hereby are unique, that a failure by the Sellers or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Purchaser and the Sellers agree that each shall be entitled, in the event of a Default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

15.      TERMINATION RIGHTS

          This Agreement may be terminated by either Purchaser or the Sellers, if either such party is not then in Default, upon written notice to the other upon the occurrence of any of the following:

                 (a)      if the Closing has not occurred on or before August
         15, 1996;

                 (b) if either party Defaults and such Default has not been cured within 30 days of written notice of such Default by the other party;

                 (c) subject to the provisions of Sections 7 and 8 hereof, by the Sellers or Purchaser if on the Closing Date any of the conditions precedent to the obligations of Shareholder or Purchaser, respectively, set forth in this Agreement have not been satisfied or waived by such party; or

                 (d)      by mutual consent of the Shareholder and Purchaser.

16.      MISCELLANEOUS PROVISIONS

         16.1 EXPENSES. The Purchaser shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement and the Shareholder shall pay the fees and expenses incurred by him and the Companies in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Purchaser shall pay all fees, costs and expenses of Deloitte & Touche LLP in preparing their audit report with respect to the Companies Financial Statements. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

         16.2 AMENDMENT. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

         16.3 NOTICES. All notices and other communications delivered hereunder shall be in writing and shall be deemed given if delivered personally or upon actual receipt if mailed by certified mail, return receipt requested or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below:

If to the Companies or the Shareholder before the Closing:

         Seidel Enterprises, Inc.
         2475 Scioto Harper Drive
         Columbus, OH  43204
         Attention:  Edward F. Seidel, Jr.
         Telephone:  (   )
         Telecopy:   (   )

with a copy to:

         _______________________
         _______________________
         _______________________
         Attention:
         Telephone: (   )
         Telecopy:  (   )

If to Purchaser:

         Dynamex Inc.
         One Galleria Tower
         13355 Noel Road, Suite 1650
         Dallas, Texas  75240
         Attention:       Robert P. Capps
         Telephone:       (214) 960-4859
         Telecopy:        (214) 960-4833
with a copy to:

         Crouch & Hallett, L.L.P.
         717 N. Harwood, Suite 1400
         Dallas, TX 75201
         Attention:       Lance M. Hardenburg
         Telephone:       (214) 922-4167
         Telecopy:        (214) 953-3154

or such other address or addresses as any party shall have designated by notice to each other party in accordance with this Section 16.3.

         16.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the others; provided, however, that Purchaser may assign its rights under this Agreement to any of its subsidiaries or affiliated corporations.

         16.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.6 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         16.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertaking other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

         16.8 WAIVER. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

         16.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         16.10 ASSERTION OF CLAIMS AGAINST THE COMPANIES. In any proceeding by the Purchaser to assert or prosecute any claims under, or to otherwise enforce, the Agreement, the Shareholder agrees that he shall not assert as a defense or bar to recovery, and hereby waives any right to so assert such defense or bar such recovery, that (a) prior to Closing the Companies shall have had knowledge of the circumstances giving rise to the claim being pursued by it; (b) prior to Closing, the Companies engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim, or otherwise contributed thereto; or (c) the Shareholder has a right of contribution from the Companies to the extent that there is any recovery against him.

         16.11 SEVERABILITY. The event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         16.12 INTENDED BENEFICIARIES. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

         16.13 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      DYNAMEX INC.



                                      By: /s/ Robert P. Capps
                                         ---------------------------------------
                                              Robert P. Capps, Vice President
                                              Finance and Corporate Development

                                      SEI MERGER CORP.



                                      By: /s/ Robert P. Capps
                                         ---------------------------------------
                                              Robert P. Capps, Vice President

                                      NCI MERGER CORP.



                                      By: /s/ Robert P. Capps
                                         ---------------------------------------
                                              Robert P. Capps, Vice President

                                      SEIDEL ENTERPRISES, INC.



                                      By: /s/ Edward F. Seidel, Jr.
                                         ---------------------------------------
                                              Edward F. Seidel, Jr., President

                                      NOW COURIER, INC.



                                      By: /s/ Edward F. Seidel, Jr.
                                         ---------------------------------------
                                              Edward F. Seidel, Jr., President

                                      SHAREHOLDER:


                                      /s/ Edward F. Seidel, Jr.
                                      ------------------------------------------
                                      Edward F. Seidel, Jr.